EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2013 FIRST QUARTER RESULTS

Gross margin, operating income and net income rise compared to last year;
 Debt reduced versus levels at year-end 2012

Des Plaines, IL, May 1, 2013—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported first quarter 2013 results.  Net income in the first quarter of 2013 was $1.5 million, or $0.06 per diluted share, versus a net loss of $1.6 million, or a loss of $0.06 per diluted share, in the first quarter of 2012.

Revenue declined by 1.5 percent during the first quarter of 2013 compared to the prior-year quarter.  The company's largest client channel, consumer packaged goods (CPG), grew globally by 1.7 percent; however, this CPG growth was offset by declines in retail and advertising and entertainment accounts sales.

Operating income for the first quarter of 2013 was $2.0 million compared to an operating loss of $1.6 million for the same quarter last year. On a non-GAAP basis, adjusting for financial impacts relating to certain items further detailed in this release, 2013 first-quarter adjusted operating income was $4.7 million compared to $3.1 million in the prior-year period.

Adjusted net income was $2.3 million, or $0.09 per diluted share, for the first quarter of 2013 compared to $1.4 million, or $0.05 per diluted share, during the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Chief Executive Officer David A. Schawk commented, “During the first quarter of 2013, we saw continued growth with our consumer packaged goods clients within the Americas and Asia Pacific segments. However, declines in our Europe segment, largely driven by the challenging economic environment within that region, offset some of that growth. Our overall CPG growth in the quarter was offset by continued declines in promotional activity by retail and advertising and entertainment account clients, which are all within our Americas segment. Despite the nominal decline in quarter-over-quarter revenue and continued strategic investments to better align with client needs and improve opportunities for long-term revenue growth, operating income improved in the first quarter of 2013, primarily from the impact of cost reduction and capacity utilization actions implemented during 2012 and early 2013.  Furthermore, we decreased our debt by approximately $9 million compared to the end of the fourth quarter of 2012, reflecting the continued strength of our cash flow and balance sheet."

Consolidated Results for the Quarter Ended March 31, 2013
Consolidated net sales in the first quarter of 2013 were $111.0 million compared to $112.8 million in the same period of 2012, a decline of approximately $1.8 million, or 1.5 percent. Year-over-year sales were negatively impacted by changes in foreign currency translation rates of approximately $0.3 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries.

Consumer packaged goods accounts sales during the first quarter of 2013 were $91.5 million, or 82.4 percent of total net sales, compared to $89.9 million in the same period of 2012, an increase of 1.7 percent, primarily due to higher product and brand development and deployment activity. Advertising and retail accounts sales in the first quarter of 2013 were $15.0 million, or 13.5 percent of total sales, a decrease of 13.4 percent, from $17.3 million during the prior-year quarter, primarily driven by continued reductions in client promotional activity. Entertainment accounts sales for the first quarter of 2013 were $4.5 million, or 4.1 percent of total sales, a decline of 18.0 percent from $5.5 million in the same period of 2012, driven by continued declines in print-related promotional activity.

Gross profit was $38.0 million for the first quarter of 2013, an increase of $1.0 million over the prior-year comparable quarter. Gross profit in the first quarter of 2013 as a percentage of sales increased to 34.2 percent from 32.8 percent in the prior-year period. The quarter-over-quarter increase in gross profit and gross profit percent was largely driven by cost reductions primarily related to sales declines within the company's retail and advertising business.

Selling, general and administrative (SG&A) expenses decreased approximately $0.6 million to $33.3 million during the first quarter of 2013 from $33.9 million in the prior-year comparable quarter. The decline in SG&A expenses in the first quarter of 2013 compared to 2012 is principally due to the company's cost reduction initiatives implemented during 2012.

Business and systems integration expenses were $2.7 million in the first quarter of 2013, compared to $3.2 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

Acquisition integration and restructuring expenses decreased from $1.1 million in the first quarter of 2012 to $0.2 million in the first quarter of 2013, related to employee terminations and other associated costs which arose from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during the first quarter of 2013 are expected to result in annualized savings of approximately $0.9 million, with approximately $0.8 million realized during 2013.

The company recorded a $0.2 million gain on foreign exchange exposures in the first quarter of 2013, compared to a loss of $0.5 million in the prior-year period. Net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the company’s non-U.S. subsidiaries.

The company reported operating income of $2.0 million in the first quarter of 2013 compared to an operating loss of $1.6 million in the prior-year comparable quarter. The year-over-year increase was driven by higher gross profit coupled with reductions in acquisition integration and restructuring, business and systems integration and SG&A expenses. Non-GAAP adjusted operating income was $4.7 million for the first quarter of 2013 compared to $3.1 million in the prior-year comparable period.

For the first quarter of 2013, the company reported a tax benefit of $0.6 million compared to tax benefit of $0.8 million during the same period in 2012. The tax benefit in the first quarter of 2013 was principally driven by certain discrete tax adjustments.

Net income in the first quarter of 2013 was $1.5 million, or $0.06 per diluted share, compared to a net loss of $1.6 million, or a loss of $0.06 per diluted share, in same period of 2012. Non-GAAP adjusted net income was $2.3 million, or $0.09 per diluted share, for the first quarter of 2013 compared to $1.4 million, or $0.05 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for first quarter of 2013 was $9.6 million, which was comparable to the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its first quarter 2013 earnings conference call on Thursday, May 2, 2013, at 9:00 a.m. Central time. To participate in the conference call, please dial 800-446-1671 or 847-413-3362 at least five minutes prior to the start time and ask for the Q1 2013 Schawk, Inc. conference call, or on the Internet, go to http://www.media-server.com/m/acs/3afa8c1bde50fe2326aea3dcdd187149. If you are unavailable to participate on the live call, a replay will be available through May 9 at 11:59 p.m. Central time. To access the replay, dial 888-843-7419 or 630-652-3042, enter conference ID 34706290, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://www.media-server.com/m/acs/3afa8c1bde50fe2326aea3dcdd187149.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and, specifically, market conditions for the consumer products industry in the U.S. and abroad; the level of demand for the Company’s services; unfavorable foreign exchange fluctuations; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; the ability of the Company to implement its business strategy and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance; the ability of the Company to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; the stability of state, federal and foreign tax laws; the ability of the Company to identify and capitalize on industry trends and technological advances in the imaging industry; higher than anticipated costs or lower than anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative or unanticipated costs or difficulties associated with integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; the stability of political conditions in foreign countries in which the Company has production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Net sales	$111,003	$112,750	$(1,747)	(1.5)%
Cost of sales	73,052	75,750	(2,698)	(3.6)%
Gross profit	37,951	37,000	951	2.6%

Selling, general and administrative expenses	33,281	33,862	(581)	(1.7)%
Business and systems integration expenses	2,658	3,170	(512)	(16.2)%
Acquisition integration and restructuring expenses	247	1,084	(837)	(77.2)%
Impairment of long-lived assets	36	--	36	nm
Foreign exchange (gain) loss	(242)	470	(712)	nm
Operating income (loss)	1,971	(1,586)	3,557	nm

Other income (expense)
Interest income	26	16	10	62.5%
Interest expense	(1,095)	(842)	(253)	30.0%

Income (loss) before income taxes	902	(2,412)	3,314	nm
Income tax benefit	(553)	(805)	252	(31.3)%

Net income (loss)	$1,455	$(1,607)	$3,062	nm

Earnings (loss) per share:
Basic	$0.06	$(0.06)	$0.12
Diluted	$0.06	$(0.06)	$0.12

Weighted average number of common and common equivalent shares outstanding:
Basic	26,154	25,767
Diluted	26,224	25,767

Net income (loss)	$1,455	$(1,607)
Foreign currency translation adjustments	(2,341)	2,457

Comprehensive income (loss)	$(886)	$850

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$5,983	$9,651
Trade accounts receivable, less allowance for doubtful accounts of $2,286 at March 31, 2013 and $2,052 at December 31, 2012	94,290	93,696
Inventories	21,536	22,121
Prepaid expenses and other current assets	10,447	10,156
Income tax receivable	4,498	3,171
Deferred income taxes	227	235
Total current assets	136,981	139,030

Property and equipment, net	65,646	65,491
Goodwill, net	210,975	211,903
Other intangible assets, net:
Customer relationships	27,512	29,010
Other	577	633
Deferred income taxes	5,685	5,983
Other assets	6,811	6,771

Total assets	$454,187	$458,821

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$23,177	$18,137
Accrued expenses	59,513	57,080
Deferred income taxes	2,475	2,482
Income taxes payable	501	609
Current portion of long-term debt	3,904	4,262
Total current liabilities	89,570	82,570

Long-term liabilities:
Long-term debt	69,875	78,724
Deferred income taxes	3,184	3,208
Other long-term liabilities	43,022	43,536
Total long-term liabilities	116,081	125,468

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,252,263 and 31,172,666 shares issued at March 31, 2013 and December 31, 2012, respectively, 26,161,107 and 26,113,544 shares outstanding at March 31, 2013 and December 31, 2012, respectively	228	227
Additional paid-in capital	210,741	209,556
Retained earnings	93,248	93,897
Accumulated comprehensive income, net	9,518	11,859
Treasury stock, at cost, 5,091,156 and 5,059,122 shares of common stock at March 31, 2013 and December 31, 2012, respectively	(65,199)	(64,756)
Total stockholders’ equity	248,536	250,783

Total liabilities and stockholders’ equity	$454,187	$458,821

Schawk Inc.
Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,		Increase (Decrease)
	2013	2012	Amount	Percent

Sales to clients:
Americas	$86,514	$86,346	$168	0.2%
Europe	19,681	22,392	(2,711)	(12.1)%
Asia Pacific	9,706	8,120	1,586	19.5%
Intersegment sales elimination	(4,898)	(4,108)	(790)	(19.2)%

Net sales	$111,003	$112,750	$(1,747)	(1.5)%

Operating segment income (loss):
Americas	$12,093	$7,951	$4,142	52.1%
Europe	(201)	1,423	(1,624)	nm
Asia Pacific	347	114	233	nm
Corporate	(10,268)	(11,074)	806	7.3%

Operating segment income (loss)	$1,971	$(1,586)	$3,557	nm

Schawk, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012

Operating income (loss) - GAAP	$1,971	$(1,586)
Adjustments:
Acquisition integration and restructuring expenses	247	1,084
Business and systems integration expenses	2,658	3,170
Impairment of long-lived assets	36	--
Foreign currency (gain) loss	(242)	470

Adjusted operating income - non GAAP	$4,670	$3,138

Net income (loss) - GAAP	$1,455	$(1,607)
Adjustments – net of tax effects (1):
Acquisition integration and restructuring expenses	158	710
Business and systems integration expenses	1,641	1,926
Impairment of long-lived assets	32	--
Foreign currency (gain) loss	(174)	368
Discrete tax adjustments	(834)	--

Adjusted net income – non GAAP	$2,278	$1,397

Earnings (loss) per diluted share - GAAP	$0.06	$(0.06)
Adjustments – net of tax effects (1):
Acquisition integration and restructuring expenses	0.01	0.03
Business and systems integration expenses	0.06	0.07
Impairment of long-lived assets	--	--
Foreign currency (gain) loss	(0.01)	0.01
Discrete tax adjustments	(0.03)	--

Adjusted earnings per diluted share – non GAAP	$0.09	$0.05

Weighted average common and common stock equivalents outstanding – GAAP (diluted)	26,224	25,767

(1)           Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net income (loss) - GAAP	$1,455	$(1,607)	$(20,354)	$16,215
Interest expense	1,095	842	3,905	4,825
Income tax benefit	(553)	(805)	(10,515)	(800)
Depreciation and amortization expense	4,447	4,655	18,709	18,384
Impairment of long-lived assets	36	--	4,392	40
Loss on sale of equipment	--	--	--	137
Stock based compensation	416	1,832	1,713	3,459
Adjusted EBITDA – non GAAP	6,896	4,917	(2,150)	42,260
Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	--	--	--	2,758
Acquisition integration and restructuring expenses	--	--	181	207
Business and systems integration expenses	2,658	--	10,000	--
Multiemployer pension withdrawal expense	--	--	31,683	--
Adjusted EBITDA for covenant compliance – non GAAP	9,554	4,917	39,714	45,225
Acquisition integration and restructuring expenses	247	1,084	4,352	1,916
Business and systems integration expenses	--	3,170	1,647	10,398
Proforma effect of acquisitions and asset sales	--	--	--	(2,758)
Multiemployer pension plan withdrawal (income) expense	--	--	(203)	1,846
Foreign exchange (gain) loss	(242)	470	1,111	1,081
Management adjusted EBITDA – non GAAP	$9,559	$9,641	$46,621	$57,708

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.